Exhibit 99.1


                  STAR COMPUTING ANNOUNCES 4-FOR-1 STOCK SPLIT

         SANTA ANA, CA, March 1, 2004 - Star Computing Limited (OTCBB:SRCU.OB) today announced that its Board of Directors approved a four-for-one forward stock split of its common stock along with a corresponding increase in its authorized shares of common stock. Each share of Star Computing common stock held by each stockholder of record at the close of business on March 8, 2004 (record date) will be reclassified and subdivided into four shares of Star Computing common stock. Each stockholder of record at the close of business on the record date may, after the record date, turn in their stock certificates to the transfer agent for new stock certificates.

         Star Computing's primary operation consists of its wholly owned subsidiary, VitroCo, Inc. (VitroCo). VitroCo is a materials technology and research company, headquartered in Santa Ana, California, with rights to purchase, process and sell approximately 35 billion pounds of unique amorphous aluminosilicate deposits which is used to produce VitroCo's primary product, Vitrolite(R) which VitroCo's management believes enhances both the physical qualities and production of plastics, paint/coatings, and a variety of other market segments.

         The matters discussed in this news release contain forward looking statements including relating to Star Computing's plans to effect a four-for-one forward stock split and the timing thereof that are subject to certain risks and uncertainties. Star Computing assumes no obligation to update the information in this release.